Exhibit 99.1

EXCESS STOCK

REPURCHASE PROGRAM

April 14, 2006

TO:                            All Members

The Federal Home Loan Bank of Boston (the Bank) has an ongoing commitment to ensuring that it meets regulatory capital standards while simultaneously levering capital to generate acceptable returns to shareholders. To ensure that the Bank’s regulatory minimum capital requirements are met, the Bank’s Capital Plan requires each member to own stock in an equal amount to its membership stock investment requirement and its activity-based stock investment requirement. These minimum stock requirements must be maintained by each member at all times and are adjusted higher for any increase in the level of the member’s outstanding activity with the Bank. The amount by which the member’s balance of capital stock exceeds its total stock investment requirement is referred to as “excess stock.” This excess stock remains with the member unless the Bank repurchases the stock at the member’s request.

The new Excess Stock Repurchase Program (ESRP), approved by the Bank’s board of directors in 2005 and effective as of May 1, 2006, will increase the Bank’s ability to manage the level of excess stock and therefore better utilize its capital. This program, or “stock sweep,” will involve the Bank automatically repurchasing a set amount of excess capital stock from some members of the Bank based on the amount of stock held above the minimum required amount. The manner of calculating the exact amount of the sweep is set forth in the attached program overview. Members may still request that the Bank repurchase excess stock outside of the ESRP. At times when members’ voluntary repurchase requests are sufficient to maintain adequate leverage, a Bank-initiated excess stock repurchase may be unnecessary.

In order to increase the efficiency of these transactions and to provide greater certainty with regard to the amount of any particular repurchase, we are asking that all members waive their right to the 15-day written notice for any repurchase initiated by the Bank under the ESRP. We would then be able to effect the excess stock repurchase in about two business days from the date of the e-mail notice regarding the repurchase. This will reduce the possibility that there might be an adjustment in the amount of capital stock that will be repurchased. We ask that you promptly sign the attached waiver and return it to us in the enclosed self-addressed stamped envelope (see Enclosure A). If your institution does not choose to sign the waiver, any repurchases related to your institution that are initiated under the ESRP will be subject to the 15-day notice requirement contained in the Capital Plan.

The Excess Stock Repurchase Program Overview, including a comprehensive description of the program, is attached for your reference. The program overview is also available on our web site at http://www.fhlbboston.com/aboutus/thebank/08_01_09_capital_plan.jsp. If you have any questions regarding the program, please contact Rachele McDonough, vice president, Bank Operations, at 617-292-9687.

Regards,

Rachele McDonough

Vice President, Bank Operations

Attachments